Exhibit 23.5
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.
June 16, 2006
Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Gentlemen:
     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in this Registration Statement on Form S-3, and the incorporation by reference of the oil and gas reserve information set forth in Permian Basin Royalty Trust’s Annual Report on Form 10-K for the year ending December 31, 2005 and its Annual Report to Security Holders for the year ending December 31, 2005, based on our reserve report dated February 23, 2006. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Submitted, CAWLEY, GILLESPIE & ASSOCIATES, INC.

/S/ KENNETH J. MUELLER
Kenneth J. Mueller, P.E.
Vice President